AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 2004

  REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

YOUBET. COM, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	95-4627253 (I.R.S. employer identification number)

___________________________________________

5901 DE SOTO AVENUE
WOODLAND HILLS, CA 91367
(818) 668-2100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

VICTOR GALLO, ESQ.
General Counsel
5901 De Soto Avenue
Woodland Hills, Ca 91367
(818) 668-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

DAVID FICKSMAN, ESQ.
LOEB & LOEB LLP
10100 SANTA MONICA BLVD. SUITE 2200
LOS ANGELES, CA. 90067
 (310) 282-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS THE SELLING STOCKHOLDERS DETERMINE.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Common Stock	5,040,093	$5.12	$25,805,276	$3,277

___________________

(1)

Estimated based upon the average of the high and low prices reported on June 7, 2004, solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

YOUBET.COM, INC

 5,040,093 Shares of Common Stock

             The 5,040,093 shares of common stock par value $.001 being offered by this prospectus are being offered by two groups of the selling stockholders. Group one is ODS Technologies, L.P. d/b/a TVG Network or TVG. The second group is comprised of those warrant holders who pursuant to a letter agreement dated May 11, 1999 were granted registration rights covering the common stock that was issued upon the exercise of such warrants. Youbet registered the common stock underlying these warrants on July 31, 2000 on Form S-3 File No. 333-39488, however several warrant holders were inadvertently excluded from the table of selling stockholders. As such, Youbet agreed to register the shares of common stock that were issued to the warrant holders on this registration statement.

             The prices at which a selling stockholder may sell his/her/its shares will be determined by the prevailing market price for the common stock or in privately negotiated transactions. The shares offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents. If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

             Information regarding the selling stockholders and the times and manner in which they may offer and sell the common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of the common stock under this prospectus.

             Our common stock is quoted on the Nasdaq SmallCap Market, under the trading symbol “UBET”. The last reported price for our common stock on June 7, 2004 was $5.05 per share.

THIS INVESTMENT INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dated June 10, 2004

ABOUT THE PROSPECTUS

             This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission, or SEC. The selling stockholders named in this prospectus may from time to time sell the securities described in this prospectus. You should read this prospectus together with additional information described below under the next headings “Where You Can Find More Information” and “Incorporation by Reference.”

             You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

 RISK FACTORS

             You should carefully consider the risks described below before making an investment in Youbet. The risks and uncertainties described below are not the only ones facing Youbet, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occur our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

 RISKS RELATED TO WAGERING STATUTES AND REGULATIONS

LEGAL ISSUES CONCERNING ONLINE WAGERING MAY ADVERSELY AFFECT OUR BUSINESS

             To the extent that Youbet’s facilities are used by subscribers to place intrastate or interstate wagers or Youbet receives commissions derived from such wagers, various federal and state statutes and regulations could have a direct and material adverse effect on Youbet’s business and indirectly could have a material adverse effect on the public’s demand for Youbet’s services. Gaming activities are subject to extensive statutory and regulatory regulation by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and changes in economic and regulatory policies. Such effects could be materially adverse to Youbet.

             In the United States, forty seven jurisdictions have statutes or regulations restricting gaming activities and three states prohibit any form of gaming. From time to time, Youbet receives correspondence from various governmental agencies inquiring into the legality of Youbet’s activities. Youbet believes that its activities conform to those gaming laws and regulations applicable to its activities. However, Youbet faces the risk of either civil or criminal proceedings brought by governmental or private litigants who disagree with Youbet’s interpretation of the applicable laws. Because there is little guiding authority, Youbet is at risk of losing such lawsuits or actions and may be subject to significant damages or civil or criminal penalties.

             Many states have considered and are considering interactive and Internet gaming legislation and regulations which may prohibit Youbet from continuing to do business in such states, and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations, and enforcement policies that could have a material adverse impact on Youbet’s business.

Expansion into international markets may be subject to regulation in those countries into which we expand. Youbet believes that it can operate or license technology in numerous jurisdictions that allow telephone and account wagering. However, Youbet may not be able to obtain the approvals necessary to market its services in such jurisdictions.

             VARIOUS STATE LEGISLATURES, CONGRESS, AND FEDERAL AND STATE EXECUTIVE AUTHORITIES HAVE PROPOSED LAWS AND REGULATIONS DIRECTLY APPLICABLE TO ONLINE AND INTERNET GAMING WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON YOUBET.

             Most prominently, in 1998, a bill sponsored by U.S. Senator Jon Kyl of Arizona and adopted by a wide margin in the Senate (but ultimately not enacted) would have prohibited online and Internet gaming, with specified exceptions, including exceptions for certain horse race wagering and certain “closed-loop” online systems. However, the latter exceptions were narrow and this 1998 bill, had it been enacted, would have had a material adverse effect on Youbet’s business. Other online and Internet gaming bills have been considered in recent years in both the Senate and the House of Representatives. Senator Kyl has reintroduced a new version of his Internet Gambling Prohibition Act of 1999. This 1999 Kyl bill (S. 692) contains more broadly drafted exceptions than the 1998 Kyl bill. If it were enacted in the form in which it was approved by the Senate on November 11, 1999, Youbet does not believe that the bill would have a material adverse effect on Youbet’s business. On October 21, 1999, Representative Goodlatte introduced a bill in the House of Representatives (H.R. 3125) with similar language as the Kyl bill. On April 6, 2000 the House Judiciary Committee passed the Goodlatte bill. The Goodlatte bill will go to the full House of Representatives for a vote. Youbet does not believe that the passage of this bill would have a material adverse effect on Youbet’s business. However, other proposals such as the Kyl bill and the Goodlatte bill, could emerge in Congress; many states have considered and are considering interactive and Internet gaming legislation and regulations which may or may not be worded so as to permit Youbet’s business to continue in such states; and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations, or enforcement policies that could have a material adverse effect on Youbet’s business. International expansion of the Youbet Network may be subject to regulation in those countries in which it is made available. Youbet believes that it can operate or license technology in numerous jurisdictions that allow telephone and account wagering, such as South America, Australia, Asia and Europe. However, Youbet may not be able to obtain the approvals necessary to market its services in such jurisdictions.

TAXES ON WAGERS MAY BE IMPOSED

             If one or more governmental authorities successfully asserts that Youbet should collect taxes on wagers, it could adversely affect Youbet’s business. Youbet does not currently collect taxes for wagers. Youbet pays all applicable taxes to the State of Oregon where its multi-state hub resides and is currently regulated. However, one or more local, state or foreign jurisdictions may seek to tax online and Internet wagering when a subscriber is physically within their jurisdiction at the time the wager is placed. Such taxes, if imposed, might have a materially adverse effect on Youbet’s business.

RISKS RELATED TO YOUBET’S OPERATIONS

YOUBET FACES STRONG COMPETITION FROM THE TELEVISION GAMES NETWORK AND OTHERS.

             Youbet believes that its principal domestic competitor in the interactive pari-mutuel gaming market is the TVG Network, which is owned by TV Guide, Inc. The TVG Network is a 24-hour national racing channel for distribution over cable and DirecTV, along with an in-home pari-mutuel wagering system that requires a dedicated television set-top box. The TVG Network has announced that it has formed exclusive relationships with a number of major United States horse tracks. Further expansion of the TVG Network’s product and expansion of exclusive relationships may make it difficult for Youbet to grow its subscriber base and to obtain quality racing content to supply the Youbet network. Additionally, if exclusive relationships account for a significant number of horse tracks, the TVG Network may be able to secure additional horse tracks on more favorable terms than Youbet. Youbet licenses content and technology rights from TVG.

             We compete with several other companies including America Tab, d/b/a/ Win Ticket, TVG, Xpressbet, division of Maga Entertainment Corporation, and the Racing Channel d/b/a oneclickbetting.com. Worldwide, numerous Internet and other interactive ventures have been announced. Youbet expects to compete with these entities, as well as other established companies which may enter the interactive, pari-mutuel gaming market. Many of Youbet’s current and potential competitors have far greater resources than Youbet.

DUE TO PERCEIVED LEGAL UNCERTAINTY SURROUNDING ONLINE, LIVE EVENT WAGERING, CREDIT CARD COMPANIES MAY AS A POLICY REFUSE TO PROCESS WAGERING ACCOUNT TRANSACTIONS

             Credit card companies may be hesitant to process deposits, fees and online transactions by Youbet customers for the Youbet Network and other handicapping products. This would limit the methods of payment available to Youbet subscribers, lowering the convenience of the Youbet Network and may make competitive services more attractive. This may adversely affect Youbet’s business and its relationship with account wagering entities.

YOUBET’S PERFORMANCE DEPENDS ON ITS ABILITY TO DEVELOP, LICENSE OR ACQUIRE NEW TECHNOLOGIES TO ENHANCE ITS EXISTING SERVICES IN A TIME EFFECTIVE MANNER.

             Youbet may not be able to maintain its competitive technological position against current and potential competitors, especially those with greater financial resources. Youbet relies on its software technology to give it a competitive advantage. This software operates the Youbet Network and runs on subscribers’ PCs. Although Youbet is exploring the possibility of additional intellectual property protection, its software is not currently protected by patents or copyrights. Youbet’s main technological advantage versus potential competitors is its software lead-time in the market and Youbet’s experience in operating a wagering network. Therefore, if competitors introduce new products and services which are based on the Youbet Network, Youbet may have little recourse and its business could be adversely affected.

YOUBET’S SYSTEMS ARE VULNERABLE TO DAMAGE FROM EARTHQUAKE, FIRE, FLOODS, POWER LOSS, TELECOMMUNICATIONS FAILURES, BREAK-INS AND OTHER UNFORESEEN EVENTS.

             Youbet’s business is dependent upon its communications hardware and computer hardware, substantially all of which are located at a leased facility in Los Angeles, California. Youbet has built in certain redundancies in its systems in case of a system failure or damage, but does not have duplicate geographic locations for its site of operations. A substantial interruption in its systems would adversely affect Youbet’s business.

             Youbet has property and business interruption insurance covering damage or interruption of Youbet’s systems. However, this insurance may not compensate Youbet for all losses that may occur.

IF YOUBET’S SYSTEMS AND CONTROLS ARE UNABLE TO HANDLE ONLINE SECURITY RISKS, ITS BUSINESS WILL BE ADVERSELY AFFECTED.

             Youbet uses packet filters, fire walls, and proxy servers which are all designed to control and filter the data allowed to enter Youbet’s data center. However, advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may make it easier for someone to compromise or breach the technology used by Youbet to protect subscribers’ transaction data. If such a breach of security were to occur, it could cause interruptions in service and loss of data or cessation in service to subscribers of Youbet. This may also allow someone to introduce a “virus,” or other harmful component to the Youbet Network causing an interruption or malfunction.

             To the extent that activities of Youbet involve the storage and transmission of information such as credit card numbers, security breaches could damage Youbet’s reputation and expose Youbet to a risk of loss or litigation and possible liability. Youbet’s insurance policies may not be adequate to reimburse Youbet for losses caused by such security breaches.

YOUBET’S FUTURE SUCCESS WILL DEPEND, IN SIGNIFICANT PART, UPON THE MAINTENANCE AND GROWTH OF THIS INFRASTRUCTURE AND ANY FAILURE OR INTERRUPTION MAY HAVE A MATERIAL ADVERSE EFFECT ON YOUBET’S BUSINESS.

             Youbet utilizes electronic communications and the Internet infrastructure to send and receive information to and from subscribers. This infrastructure is necessary to economically transmit the large amounts of audio and video data which comprise a broadcast of a horse racing event. To the extent that this infrastructure continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements of users, Youbet cannot be certain that this infrastructure will be able to support the demands placed on it, or that the performance or reliability of this infrastructure will not be adversely affected.

             Outages and delays in sending or receiving data as a result of damage to portions of this infrastructure could also affect Youbet’s subscriber’s ability to transmit wagering information or Ladbroke’s ability to process such information. This will also have an adverse effect on Youbet’s business.

YOUBET MAY FACE POTENTIAL DIRECT AND INDIRECT LIABILITY FOR NEGLIGENCE, COPYRIGHT, PATENT OR TRADEMARK INFRINGEMENT, AND OTHER CLAIMS BASED UPON THE CONTENT AND DATA WHICH YOUBET MAKES AVAILABLE OR SELLS TO SUBSCRIBERS.

             If Youbet were to be found liable, it would have an adverse effect on Youbet’s business. For example, by distributing an incorrect past performance report, a subscriber may claim he relied on such information and suffered a monetary loss. Computer failures may also result in incorrect data being distributed. In these and other instances, Youbet may be required to engage in long and expensive litigation, which could have the effect of diverting management’s attention and require the expenditure of significant sums of money. Youbet’s liability insurance may not cover all of these claims or may not be adequate to protect against all liability that may be imposed. Any such claims or resulting litigation could have a material adverse effect on Youbet’s business.

IN ORDER TO GROW THE YOUBET NETWORK, YOUBET WILL BE REQUIRED TO IMPROVE EXISTING TRANSACTION PROCESSING AND OPERATIONAL SYSTEMS AND TO TRAIN AND GROW ITS NUMBER OF EMPLOYEES.

             Youbet’s current and planned management systems and controls may not be adequate to support such growth. Additionally, Youbet’s management may not succeed in expanding and exploiting existing and potential strategic relationships and market opportunities. The failure of Youbet to expand effectively could have a material adverse effect on Youbet’s business, results of operations and financial condition.

YOUBET RELIES ON CONTENT PROVIDERS

             Youbet is largely dependent upon negotiating and maintaining agreements with third party information providers and horse tracks for much of the audio, video and other content presented on the Youbet Network. Youbet does not have exclusive relationships with any content providers. Youbet may not be able to negotiate or renew acceptable agreements with such third parties on a timely basis or under acceptable terms and conditions.

             As of the date of this prospectus, Youbet has agreements which allow a subscriber to obtain simulcast audio and video signals from 80 horse tracks. These horse tracks may terminate the agreements. Youbet strives to improve its content and may not be able to obtain such agreements for such additional content from other providers or may lose providers, especially in light of the efforts of competitors, such as the TVG, to enter into exclusive contracts with such providers.

YOUBET MAY HAVE DIFFICULTY MAINTAINING ITS TECHNOLOGICAL POSITION

             Youbet’s performance depends on its ability to develop, license or acquire new technologies to enhance its existing services in a time effective manner. Youbet may not be able to maintain its competitive technological position against current and potential competitors, especially those with greater financial resources. Youbet relies on its software technology to give it a competitive advantage. This software operates the Youbet Network and runs on subscribers’ PCs. Although Youbet is exploring the possibility of additional intellectual property protection, its software is not currently protected by patents or copyrights. Youbet’s main technological advantage versus potential competitors is its software lead-time in the market and Youbet’s experience in operating a wagering network. Therefore, if competitors introduce new products and services which are based on the Youbet Network, Youbet may have little recourse and its business could be adversely affected.

INTERNATIONAL EXPANSION EFFORTS MAY NOT SUCCEED

             Youbet is exploring international relationships and joint ventures to facilitate the international deployment of sports wagering networks similar to the United States launch of the Youbet Network. However, there are many risks in doing business on an international basis, including:

       –     Potential online live wagering networks, offered by competitors with greater resources;

       –     Satisfying different and possibly conflicting regulatory requirements;

       –     Foreign currency exchange rate fluctuations;

       –     Legal uncertainty regarding liability;

       –     Tariffs, and other trade barriers;

       –     Difficulties in staffing and managing foreign operations;

       –     Longer payment cycles and problems in collecting account receivables;

       –     Different accounting practices;

       –     Political instability;

       –     Seasonal reductions in business activity; and

       –     Potentially adverse tax consequences.

             Any of these risks could affect the success of Youbet’s international expansion. Also, Youbet may not be able to successfully establish itself internationally.

YOUBET DEPENDS ON THE COMMUNICATIONS INFRASTRUCTURE OF THE INTERNET FOR TRANSMITTING WAGERING INFORMATION

             Youbet utilizes electronic communications and the Internet infrastructure to send and receive information to and from subscribers and other suppliers. Youbet’s future success will depend, in significant part, upon the maintenance and growth of this infrastructure and any failure or interruption may have a material adverse effect on Youbet’s business. This infrastructure is necessary to economically transmit the large amounts of audio and video data which comprise a broadcast of a horse racing event. To the extent that this infrastructure continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements of users, Youbet cannot be certain that this infrastructure will be able to support the demands placed on it, or that the performance or reliability of this infrastructure will not be adversely affected.

             Outages and delays in sending or receiving data as a result of damage to portions of this infrastructure could also affect Youbet’s subscribers’ ability to transmit wagering information or its ability to process such information. This will also have an adverse effect on Youbet’s business.

YOUBET DEPENDS ON KEY PERSONNEL

             Youbet depends on the services of its senior management, which if not available might have a material adverse effect on Youbet. While certain members of senior management are parties to employment or services agreements with Youbet, none of these agreements are long-term, and none prohibit an employee from terminating such an agreement. Additionally, Youbet has not yet filled certain key positions in its management team, which management believes are crucial to Youbet’s development. Youbet’s future success depends on its ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense and Youbet may not be able to retain and attract such employees.

YOUBET DOES NOT INTEND TO PAY DIVIDENDS

             Youbet does not anticipate paying any cash dividends on its common stock to its stockholders for the foreseeable future. Youbet intends to retain future earnings, if any, for use in the operation and expansion of its business. It is probable that any debt financing agreements entered into by Youbet in the future will contain, restrictions on Youbet’s ability to declare dividends.

YOUBET’S COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS

             The stock markets in general, the Nasdaq Small Cap Market and the market for Internet/online companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These trading prices and valuations may not be sustainable. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. Such litigation, if instituted against Youbet, could result in substantial costs which would have a material adverse effect on Youbet’s business.

SHARES ELIGIBLE FOR FUTURE SALE MAY NEGATIVELY AFFECT TRADING PRICE

             Sales of Youbet’s common stock in the public market (including on the exercise of stock options and warrants), may negatively affect the market price of the common stock. This could also lessen Youbet’s ability to sell equity or equity related securities at a future time.

             As of May 31, 2004, Youbet had 6,756,594 stock options outstanding.

             Delaware law provisions which are not opted out of by Youbet’s Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire Youbet, even if doing so would be beneficial to Youbet’s stockholders. Additionally, Youbet’s Certificate of Incorporation authorizes the board of directors to issue up to 1,000,000 shares of preferred stock, in one or more series and permits the board of directors to fix the rights, preferences, powers and designations of such series without a stockholders vote. Depending on the terms of any such series, such preferred stock may discourage attempts to acquire Youbet.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

             Under the Private Securities Litigation Reform Act of 1995, companies are provided with a “safe harbor” for making forward-looking statements about the potential risks and rewards of their strategies. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In this prospectus supplement, forward-looking statements also include:

  statements about our business plans;

  statements about the potential for the development, regulatory approval;

  estimates of future financial performance;

  predictions of national or international economic, political or market conditions;

  statements regarding other factors that could affect our future operations or financial position; and

  other statements that are not matters of historical fact.

               Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include, among others:

  our ability to continue to manage our costs;

  our exposure to lawsuits and other liabilities and contingencies;

  the effects of our accounting policies and changes in generally accepted accounting principles;

  our ability to fund our short-term financing needs; and

  general economic and business conditions.

             These forward-looking statements speak only as of the date of this prospectus. We believe it is in the best interest of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

             We have registered these shares because of registration rights granted to the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

 THE COMPANY

Overview

             Youbet.com, Inc. was formed as a Delaware corporation on November 13, 1995.

             Youbet has established itself as a leading brand name for online, live event sports entertainment and wagering. Wagering on live events, such as horse racing, car racing, soccer, football, and other sporting events is a large global industry, which adapts well to the Internet. Youbet has focused on the United States horse race wagering market through its main product, Youbet ExpressSM, which features online wagering, simulcast, and in-depth, up-to-the-minute information on horse racing. Youbet is working to expand the YoubetSM brand, its products, and its services throughout the United States and select international markets. Youbet currently provides its customers with the ability to receive interactive, real-time audio/video broadcasts directly into their computers, access a comprehensive database of handicapping information and, in most states, wager on a wide selection of U.S., Canadian, Australian and South African horse races.

             Off-track wagering is typically captured through inter-track simulcasts, off-track betting (OTB) facilities, telephone-based live operator and interactive voice recognition (IVR), and PC-based and wireless transmissions. This shift from at-the-track to off-track wagering was driven by racing enthusiasts’ desire for convenient, remote access to a wide range of horse racing events, the ability to deliver this service through developments in electronic systems, and the concept of advance deposit wagering (ADW). ADW is accomplished when a customer opens an account with a state-licensed entity and then deposits funds into that account for future wagering. Customers may then use their funds plus any realized winnings for on-going wagering. Customers using OTB facilities, including Youbet’s ADW service, receive the same odds as they would receive if the were physically at the track.

             Since the introduction of simulcasting in 1978 and the passage of the Interstate Horse Wagering Act, horse wagering has migrated away from the horse track. Handicappers prefer to place wagers at either remote sites or by phone because it is more convenient. This trend is expected to continue for the foreseeable future.

             Similar to most forms of gaming, live event wagering is most enjoyable when there are a wide variety of wagering options available. Simultaneously covering the action at approximately one hundred twenty domestic and international horse tracks, Youbet exhibits dozens of races every day. Through personal computers and hand-held wireless devices, our web-based technology provides substantially more gaming action than is possible through any other live event wagering alternative. Youbet’s proprietary interactive system completes the wagering process, including exotic selections, much faster than face-to-face or phone transactions with winning outcomes instantly credited to the customer’s account for future events or prompt disbursement. As management considers expansion into gaming venues beyond horse racing, these advanced gaming platforms and wagering products may be leveraged into new markets.

             The convenience of remote wagering has encouraged new and existing customers to become more engaged with the sport of horse racing. Youbet believes that its marketing activities and user-friendly products have attracted consumers who have rarely or never wagered, but have now found an efficient, friendly method in which to experiencing the thrill of wagering.

Industry Trends and Factors in Horse Racing and Wagering

             Fans enjoy the sport of horse racing not only for its entertainment value, but also for the fun of wagering which adds another dimension of excitement to the experience. Besides convenience and depth of content, online gaming provides a real-time, seamless integration of studying racing statistics, placing a wager, then viewing a race. Web-based facilities appeal to both the new fan and the serious handicapper. New fans enjoy Youbet’s product because the Internet has become an indispensable medium for communication, news, entertainment, and commerce. Youbet believes that since many sports handicappers regularly use computers to access horse racing information, there is a high likelihood they will be interested in using advanced, web-based wagering and information systems.

             Many countries either have or are in the process of enacting laws and procedures for operating web-based wagering systems. As these systems are perceived to be increasingly reliable and legal, Youbet believes sports fans will be correspondingly interested in viewing and wagering on international horse racing and sporting events using an interactive web-based system.

Youbet ExpressSM

             The YouBet Network, Youbet’s first service offered to customers using a company provided CD-ROM, became fully operational in July 1998. In March 2001, Youbet launched its web-based application, Youbet ExpressSM, which has essentially replaced the YouBet Network, though, we still support the CD-ROM version. Through December 2003, over $695 million in wagers had been processed by these Youbet systems.

             Youbet ExpressSM is normally available to customers 23 hours a day, seven days a week, with customer support available 15 hours a day, seven days a week. Live horse racing is available about 15 hours daily, depending on which horse tracks are operating on a given day. Access to handicapping information, such as past performances, is available 23 hours a day while the ability to place pari-mutuel wagers is generally a function of individual track schedules. If Youbet ExpressSM is unavailable due to unscheduled maintenance or other technical difficulties, customers may place wagers over the telephone by calling Youbet’s toll-free number.

             Youbet offers extensive safeguards and protections for its customers. With a major banking institution serving as custodian, Players TrustSM was created in November 2002 to house and protect the deposits, winnings, and wagering account balances of our wagering customers. This exclusive protection and service is free to all Youbet customers.

             Periodically, Youbet makes product enhancements or improvements and, in some cases, adds new content. This new content is the result of the efforts of our Research and Development department. During 2003 and 2002, the amount of expenses incurred by this department were $1,989,657 and $1,961,534, respectively.

 SELLING STOCKHOLDERS

             TVG Shares

             On September 8, 2003, TVG filed a demand for arbitration with the American Arbitration Association against Youbet to be heard in Wilmington, Delaware. In this proceeding, the two principle issues were: (1) an assertion that Youbet had breached the Warrant Issuance Agreement, dated May 18, 2001 and the Additional Warrant issued September 20, 2001, requesting an injunction barring Youbet, its officers, agents, employees, representatives and all other persons acting in concert or participation with them from taking any action to implement or adopt the classified board proposal or the supermajority voting proposal; and (2) TVG’s request for an order directing Youbet to reduce the exercise price of the Additional Warrant in accordance with the terms of the Warrant Issuance Agreement and the Additional Warrant and to comply with the provisions of the Additional Warrant. Effective February 19, 2004, this arbitration was closed.

             On February 19, 2004, Youbet and TVG agreed to settle both the Delaware court and arbitration proceedings. As part of the settlement, Youbet did not proceed with the staggered board and supermajority voting proxy proposals and TVG agreed to drop all pending litigation and the related arbitration, as specifically described above. The companies agreed to recognize the dilutive effects of several specific securities transactions and to reflect the dilution in a reduction of the exercise price of the Additional Warrant to $36.5 million. Finally, the settlement calls for Youbet to reimburse TVG for the legal expenses it incurred during the dispute up to $725,000. Youbet issued 124,114 shares of common stock to TVG in settlement of half of TVG’s legal expenses and Youbet will pursue reimbursement of the reminder of TVG’s legal expenses from Youbet’s insurance carrier.

             On March 31, 2004, TVG notified Youbet that it would not exercise the warrant issued to TVG which, when aggregated with the shares acquired pursuant to the exercise of a prior warrant to TVG, would have entitled TVG to 51% of the outstanding shares of Youbet and certain Board representation.

             Pursuant to the Settlement Agreement between the two companies, Youbet issued one million shares of Youbet common stock as a result of TVG’s providing notice by April 1, 2004. In addition to the one million shares, TVG presently owns an additional four million shares of Youbet.

             If the warrant had been exercised, TVG was required to pay approximately $36.5 million to Youbet resulting in a dilutive impact to existing stockholders. TVG would have received approximately 21.6 million shares resulting in an effective price per share of approximately $1.69.

             Youbet will continue to carry TVG’s exclusive horse racing signals on its industry-leading online advanced deposit wagering site through its licensing agreement with TVG.

Registration Rights

             Pursuant to the terms of the Settlement Agreement, Youbet agreed to register 5,008,794 shares of common stock held by TVG. This prospectus is a part of that registration statement. We agreed to pay all expenses related to filing the registration statement and we agreed to comply with all necessary state securities laws so as to permit the sale of the common stock covered by this prospectus.

             The table below sets forth information about the selling stockholders and the number of shares of common stock beneficially owned by them. Except as disclosed in this prospectus and the TVG Licensing Agreement, the selling stockholder does not have, or within the past three years had, any position, office or other material relationship with Youbet or any of its predecessors. The selling stockholder listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date on which the information in the table is presented, therefore affecting the number of shares offered by them. Information about the selling stockholder may change over time.

Name of Selling Stockholder	Number of Shares Owned Prior to this Offering	Number of Shares Offered Hereby	Number of Shares Owned After this Offering Assuming All Shares Offered Hereby are sold	Percentage of Ownership After this Offering
ODS Technologies, L.P. d/b/a TVG Network	5,008,794	5,008,794	0	0

Additional Warrant Holders

             Pursuant to a letter agreement dated May 11, 1999, Youbet agreed to file a registration statement covering the common stock issuable upon exercise of such warrants. Youbet registered the common stock underlying these warrants on July 31, 2000 on Form S-3 File No. 333-39488, however, several warrant holders were inadvertently excluded from the table of selling stockholders’. As such, Youbet agreed to register the shares of common stock that was issued to the excluded warrant holders on this registration statement.

             The table below sets forth information about the selling stockholders and the number of shares of common stock owned. Except as disclosed in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Youbet or any of its predecessors. The selling stockholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their warrants and common stock since the date on which the information in the table is presented, therefore affecting the number of shares offered by them. Information about the selling stockholders may change over time.

Name of Selling Stockholder	Number of Shares Owned Prior to this Offering	Number of Shares Offered Hereby	Number of Shares Owned After this Offering Assuming All Shares Offered Hereby are sold	Percentage of Ownership After this Offering
David Nemelka	9,600	9,600	0	0
McKinley Capital	15,200	15,200	0	0
Elizabeth Edlich	6,499	6,499	0	0

PLAN OF DISTRIBUTION

             We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders and any of his/her/its pledges, assignees, and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that a selling stockholder will sell any or all of the common stock in this offering. A selling stockholder may use any one or more of the following methods when selling shares:

             Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account; an exchange distribution following the rules of the applicable exchange; Privately negotiated transactions; short sales or sales of shares not previously owned by the seller; Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; or any other lawful method.

             Broker-dealers engaged by a selling stockholder might arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

             To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares offered herby. Further, a selling stockholder and any broker-dealers or agents that are involved in selling the shares may be considered “underwriters” within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

             Because a selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales in the market.

             We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

             When the selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

  the name of the selling stockholder and of the participating broker-dealers,

  the number of shares involved,

  the price at which the shares were sold,

  the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

  that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and other facts material to the transaction.

             The selling stockholder will be indemnified by us against certain claims, damages and liabilities, including liabilities under the Securities Act in connection with the resale of the shares, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholder to a limited extent, against certain losses, claims, damages and liabilities, including liabilities under the Securities Act in connection with the resale of the shares, or will be entitled to contribution in connection therewith.

             In order to comply with the securities laws of certain states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

 LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

             Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Delaware law. In addition, our By-laws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or preceding that might result in a claim for indemnification. If we permit indemnification for liabilities arising under the Securities Act to directors, officers or controlling persons under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

 WHERE YOU CAN FIND MORE INFORMATION

             We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

             This Prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that are excluded from this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

LEGAL MATTERS

             Loeb & Loeb, LLP, Los Angeles, has passed upon the validity of the securities being offered hereby.

INCORPORATION BY REFERENCE

             The Securities and Exchange Commission, or SEC, allows us to incorporate by reference into this prospectus the information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we terminate the offering of these shares:

  Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the SEC on March 10, 2004;

  Quarterly Report on Form 10-Q for quarter ended March 31, 2004, filed with the SEC on May 5, 2004; and

  The description of our common stock contained in our Registration Statement on Form 8-A, filed May 10, 1999 as amended on April 9, 2004 and in any amendment or report filed for the purpose of amending such description.

             You may request a copy of these documents, at no cost, by written or oral request to: Secretary; Youbet.com, Inc. 5901 De Soto Avenue, Woodland Hills, CA 91367.

             This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

YOUBET.COM, INC.

__________________

 Prospectus

__________________

PART II

Item 14.   Other Expenses of Issuance and Distribution

             The Company is not issuing any common stock under this registration statement. All common stock registered pursuant to this registration statement is being registered on behalf of selling stockholders. The Company has agreed to pay all costs of this registration statement. The estimated expenses for the distribution of the common stock registered hereby, other than underwriting commissions, fees and Representative’s nonaccountable expense allowance are set forth in the following table:

Item	Amount
SEC Registration Fee	$3,277
Transfer Agent Fees	0
Legal Fees	$10,000
Accounting Fees	$10,000
Printing and Engraving Costs	0
Miscellaneous	$1,723
Total	$25,000

Item 15.   Indemnification of Directors and Officers

             The Company’s Articles of Incorporation include provisions, which limit the liability of our directors. As permitted by applicable provisions of the Delaware law, directors will not be liable to Youbet for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director’s duty to Youbet or our stockholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of Youbet or our stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to Youbet or our stockholders, or that show a reckless disregard for duty to Youbet or our stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Youbet or our stockholders, or (iii) based on transactions between Youbet and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Delaware law. This limitation of directors’ liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

             The Company has been advised that it is the position of the Commission that insofar as the provision in Youbet’s Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 16.   Exhibits

(a)  Exhibits

Exhibit No.
4.1

Registration Rights Agreement by and among Youbet.com (formerly You Bet International, Inc.) and the other parties listed therein dated June 29, 1998 (Incorporated by reference to Youbet.com’s Form 8-K dated June 29, 1998).

Exhibit No.
4.2	Form of Series C Warrant to purchase Youbet.com common stock (Incorporated by reference to Youbet.com’s Prospectus filed pursuant to Rule 424 dated October 4, 1999).
4.3	Form of Series M Warrant to purchase Youbet.com common stock (Incorporated by reference to Youbet.com’s Prospectus filed pursuant to Rule 424 dated October 4, 1999).
4.4	Form of Series M Warrant to purchase Youbet.com common stock (Incorporated by reference to Youbet.com’s Prospectus filed pursuant to Rule 424 dated October 4, 1999).
4.5	Warrant to purchase Youbet.com common stock issued to Robert M. Fell dated June 29, 1998 (Incorporated by reference to Youbet.com’s Form 8-K dated June 29, 1998).
4.6

Form of warrant to purchase Youbet.com common stock issued to Lorne Goldberg and Elizabeth Edlich dated August 12, 1999 (Incorporated by reference to Youbet.com’s Registration Statement on Form S-3 (No. 333-85675) dated September 29, 1999).

4.7

Form of Warrant to Purchase Youbet.com common stock issued to certain existing holders of C and M warrants and to the investors of the Second Notes (Incorporated by reference to Youbet’s Form 10-K for the year ended December 31, 2002).

4.8	Form of Additional TVG Warrant (Incorporated by reference to Exhibit 7(c) to the Schedule 13D (SEC File No. 005-78294) filed by Gemstar-TV Guide International, Inc. on June 3, 2002).
4.9	Settlement Agreement, dated February 19, 2004 (Incorporated by reference to Exhibit 7(g) to Schedule 13D filed on March 1, 2004.
5.1	Opinion of Loeb & Loeb, LLP*
23.1	Consent of BDO Seidman, LLP*

___________________

*       Filed herewith.

Item 17.   Undertakings

             A.  Undertaking Pursuant to Rule 415.

                   The Company hereby undertakes:

             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

             B.  Undertaking in Respect of Indemnification.

                   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                   The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(c) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodland Hills, State of California on the 11 of June, 2004.

YOUBET.COM, INC.

By:	/s/ Charles Champion
Charles Champion President and Chief Executive Officer

             Each person whose signature appears below, constitutes and appoints Charles F. Champion with full power to act without the other, such person’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to such registration statements and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act, this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Charles F. Champion Charles F. Champion	President, Chief Executive Officer and Chairman of the Board	June 10, 2004
/s/ David M. Marshall David M. Marshall	Vice Chairman of the Board	June 10, 2004
/s/ Gary W. Sproule Gary W. Sproule	Secretary and Chief Operating Officer	June 10, 2004
/s/ Charles Bearchell Charles Bearchell	Chief Financial Officer (Principal Financial Officer)	June 10, 2004

Signature	Capacity	Date
/s/ Jae Yu Jae Yu	Corporate Controller (Principal Accounting Officer)	June 10, 2004
/s/ Gary Adelson Gary Adelson	Director	June 10, 2004
/s/ Guy Chipparoni Guy Chipparoni	Director	June 10, 2004
/s/ James Edgar James Edgar	Director	June 10, 2004
/s/ Joseph Barletta Joseph Barletta	Director	June 10, 2004